Exhibit 10.1

WOODWARD, INC.

2017 OMNIBUS INCENTIVE PLAN

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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WOODWARD, INC.

2017 OMNIBUS INCENTIVE PLAN

Section 1
Background

1.1General.   The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Covered Employee Annual Incentive Awards, Cash-Based Awards and/or Other Stock-Based Awards.

1.2Effective Date.  The Plan is effective as of the Effective Date, provided that the Plan is approved by an affirmative vote of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2016 Annual Meeting of Stockholders of the Company.  Awards may be granted before the receipt of such approval, but such Awards will be null and void if such approval is not in fact received.

1.3Purposes.  The purposes of the Plan are to (a) attract and retain the best available individuals for positions of substantial responsibility, (b) provide additional incentive to such individuals, and (c) promote the success of the Company’s business.  The Plan also is designed to encourage stock ownership by Participants, thereby aligning their interests with those of the Company’s shareholders and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m) of the Code.

Section 2
Definitions

The following words and phrases will have the following meanings unless a different meaning is plainly required by the context:

2.1“Administrator” means the Board or any Committee that administers the Plan in accordance with Section 4.

2.2“Applicable Laws” mean the legal and regulatory requirements relating to the administration of equity or cash-based awards, including but not limited to, under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which Shares are listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted.

2.3“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares,  Performance Units, Covered Employee Annual Incentive Awards, Cash-Based Awards and/or Other Stock-Based Awards.

2.4“Award Agreement” means, with respect to each Award, the written or electronic agreement setting forth the terms and conditions of the Award, which will comply with and be subject to the terms and conditions of the Plan.

2.5“Board” means the Board of Directors of the Company.

2.6“Cash-Based Award” means an Award granted pursuant to Section 13,  which is denominated in cash and specifies a payment amount or payment range (which may be expressed as a percentage of the Participant’s base salary, a dollar amount or a result of a formula or other matrix).

2.7“Cash Flow” means cash generated from business activities (including, but not by way of limitation, Operating Cash Flow).

2.8“Change in Control” means the occurrence of any of the following events:

(a)A change in the ownership of the Company that occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control.  Further, if the stockholders of the Company immediately before such change in ownership continue to retain, immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection;

(b)A change in the effective control of the Company that occurs on the date that a majority of Directors is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the Directors prior to the date of the appointment or election.  For purposes of this subsection, if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c)A change in the ownership of a substantial portion of the Company’s assets that occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.  For purposes of this subsection, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.8, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if its primary purpose is to: (A) change the jurisdiction of the Company’s incorporation, or (B) create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.9“Code” means the U.S. Internal Revenue Code of 1986, as amended.  Any reference to a specific section of the Code will include such section and any valid regulation or other applicable guidance that has been promulgated under such section and is in effect.

2.10“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws who have been appointed by the Board, or a duly authorized committee of the Board, as set forth in  Section 4.

2.11“Common Stock” means the common stock of the Company.

2.12“Company” means Woodward, Inc., a Delaware corporation, or any successor thereto.

2.13“Consolidated Operating Earnings” mean the consolidated earnings before income taxes of the Company, computed in accordance with generally accepted accounting principles, but shall exclude the effects of Extraordinary Items.

2.14“Consultant” means any consultant, independent contractor or advisor who has been engaged by an Employer to render bona fide services to the Employer,  but who is not an Employee or Director, provided that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act or any successor registration statement.

2.15“Covered Employee” means any Employee who would be considered a “covered employee” within the meaning of Section 162(m).

2.16“Covered Employee Annual Incentive Award” means an Award granted to a Covered Employee pursuant to Section 12.

2.17“Determination Date” means the latest possible date that will not jeopardize the qualification of an Award as “performance-based compensation” under Section 162(m).

2.18“Director” means a member of the Board.

2.19“Disability” means a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator may, in its discretion, determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

2.20“Earnings” mean net earnings (including, but not by way of limitation, Consolidated Operating Earnings).

2.21“Effective Date” means September 14, 2016.

2.22“Employee” means any person, including an Officer and/or Director, who provides services as an employee of an Employer.  Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.23“Employer” means, with respect to a Service Provider,  the Company or the Company’s Parent or Subsidiary for which the Participant performs services as an Employee, Consultant or Director.

2.24“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.  Any reference to a specific section of the Exchange Act includes such section and any valid regulation, rule or other applicable guidance that has been promulgated under such section and is in effect.

2.25“Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower Exercise Prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the Exercise Price of an outstanding Option or Stock Appreciation Right is reduced.  For the avoidance of doubt, (a) actions permitted under Section 14 do not constitute an Exchange Program, and (b) as set forth in Section 5.5, the Administrator may not implement any Exchange Program.

2.26“Exercise Price” means, with respect to an Option or Stock Appreciation Right, the price at which a Share may be purchased by the Participant pursuant to the exercise thereof.

2.27“Extraordinary Items” mean (a) extraordinary, unusual, and/or nonrecurring items of gain or loss; (b) gains or losses on the disposition of a business; (c) changes in tax or accounting regulations or laws; or (d) the effect of a merger or acquisition, all of which must be identified in the audited financial statements, including footnotes, or Management Discussion and Analysis section of the Company’s annual report.

2.28“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(a)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for the Common Stock as quoted on such exchange or system on the day of determination (or, if no closing sales price was reported on that date, as applicable, on the last trading date such closing sales price was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

Notwithstanding the foregoing under this Section, for federal, state and local income tax reporting purposes, Fair Market Value will be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.29“Fiscal Quarter” means a fiscal quarter within a Fiscal Year.

2.30“Fiscal Year” means the fiscal year of the Company.

2.31“Full Value Awards” mean Awards other than in the form of an Option or Stock Appreciation Right, and which is settled by the issuance of Shares.

2.32“Grant Date” means, with respect to an Award, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator.  The Grant Date of an Award will in no event be earlier than the date the Award is approved by the Administrator.

2.33“Incentive Stock Option” means an Option that by its terms qualifies and otherwise is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

2.34“Net Income” means consolidated net income before taxes for a determination period, as reported in the Company’s annual report to shareholders or as otherwise reported to the Company’s shareholders.

2.35“Nonqualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

2.36“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

2.37“Operating Cash Flow” means cash flow from operating activities as defined in FASB Accounting Standards Codification Topic 230, Statement of Cash Flows, or its successor.

2.38“Option” means a stock option to purchase Shares granted pursuant to Section 6.    An Option’s Award Agreement will specify whether the Option is an Incentive Stock Option or a Nonqualified Stock Option.

2.39“Other Stock-Based Award” means an Award granted pursuant to Section 13, which is payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, including, but not limited to, Shares granted purely as a bonus and not subject to any restrictions or conditions, but excluding any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Performance Share or Performance Unit.

2.40“Outside Director” means a Director who is not an Employee.

2.41“Parent” means a “parent corporation,” as defined in Section 424(e) of the Code.

2.42“Participant” means a Service Provider to whom an Award has been granted.

2.43“Performance Goals” will have the meaning set forth in Section 11.

2.44“Performance Period” means any Fiscal Year or such other period longer or shorter than a Fiscal Year but, in any case, not shorter than one (1) Fiscal Quarter or longer than twenty (20) Fiscal Quarters, as determined by the Administrator in its sole discretion.

2.45“Performance Share” means an Award denominated in Shares, which may be earned in whole or in part upon attainment of Performance Goals or other vesting or performance criteria as the Administrator may determine, as provided in Section 10.

2.46“Performance Unit” means an Award denominated in units, which may be earned in whole or in part upon attainment of Performance Goals or other vesting or performance criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing, as provided in Section 10.

2.47“Period of Restriction” means the period during which Restricted Shares are subject to a substantial risk of forfeiture  (based on the passage of time, continued status as a Service Provider, the achievement of target levels of performance, the achievement of Performance Goals, or the occurrence of other events as determined by the Administrator), as provided in Section 7.

2.48“Plan” means this 2017 Omnibus Incentive Plan, as hereafter amended from time to time.

2.49“Product and Operational Metrics” mean objective and measurable goals for the quality, design, creation, introduction, manufacture or delivery of products, including, but not by way of limitation, with respect to design specifications or requirements, market penetration and/or that do not exceed specified defect levels.

2.50“Restricted Shares” means Shares issued pursuant to a Restricted Stock Award or pursuant to the early exercise of an Option.

2.51“Restricted Stock Award” means an Award granted pursuant to Section 7.

2.52“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8.  Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

2.53“Revenue” means net revenue.

2.54“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

2.55“Section 16(b)”  means Section 16(b) of the Exchange Act.

2.56“Section 162(m)” means Section 162(m) of the Code.

2.57“Section 409A” means Section 409A of the Code.

2.58“Securities Act” means the U.S. Securities Act of 1933, as amended.  Any reference to a specific section of the Securities Act includes such section and any valid regulation, rule or other guidance that has been promulgated under such section and is in effect.

2.59“Service Provider” means an Employee, Director or Consultant.

2.60“Share” mean a  share of Common Stock.

2.61“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, pursuant to Section 9.

2.62“Subsidiary” means a “subsidiary corporation,” as defined in Section 424(f) of the Code.

2.63“Tax Obligations” means the tax, social insurance and/or social security liability obligations and requirements in connection with an Award, including, without limitation, (i) all federal, state, and local income, employment and any other taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Employer, (ii) the Participant’s and, to the extent required by the Employer, the Employer’s fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of the Award or sale of Shares issued under the Award, and (iii) any other taxes, social insurance and/or social security liabilities or premium the responsibility for which the Participant has, or has agreed to bear, with respect to such Award (or exercise thereof or issuance of Shares or other consideration thereunder).

2.64“Total Shareholder Return” means the total return (change in price, including treatment of dividends, if any, as determined by the Administrator) of a Share.

Section 3
SHARES Subject to the Plan

3.1General.  Subject to adjustment as provided in Section 14, the total number of Shares that may be issued under the Plan is 2,000,000 Shares (the “Share Authorization”).    The Shares issuable under the Plan may be authorized, but unissued, or reacquired Common Stock.

3.2Lapsed Awards.  If an Option or Stock Appreciation Right expires or becomes unexercisable without having been exercised in full, then the unexercised Shares subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated).  If a Full Value Award is forfeited or repurchased by the Company due to a failure to vest, then the forfeited or repurchased Shares subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated).  Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan.  Shares that have been issued under the Plan pursuant to any Award will not be returned to the Plan and will not become available for future grant or sale under the Plan; provided, however, that if unvested Shares of Full Value Awards are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant or sale under the Plan (unless the Plan is terminated).  Shares used to pay the Exercise Price or purchase price of an Award and/or used to satisfy the Tax Obligations related to the Award will cease to be available for future grant or sale under the Plan.  To the extent an Award is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.  For purposes of clarification, no Shares purchased by the Company with proceeds received from the exercise of an Option will become available for issuance under the Plan.  Notwithstanding the foregoing and, subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3.1, plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan pursuant to this Section 3.2.

3.3Full Value Awards.  Notwithstanding any contrary Plan provision, no more than 200,000 Shares of the Share Authorization may be granted as Full Value Awards.

3.4Share Reserve.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

Section 4
Administration of the Plan

4.1Procedure.

4.1.1Multiple Administrative Bodies Permitted.  Different Committees with respect to different groups of Service Providers may administer the Plan.

4.1.2Section 162(m).  To the extent that the Administrator determines it to be desirable to qualify Awards as “performance-based compensation” within the meaning of Section 162(m), the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m).

4.1.3Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

4.1.4Other Administration.  Other than as provided above, the Plan will be administered by (a) the Board or (b) a Committee, which committee will be constituted to satisfy Applicable Laws.

4.1.5Delegation of Authority for Day-to-Day Administration.  Except to the extent prohibited by Applicable Laws, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to the Administrator in the Plan.  Any such delegation may be revoked by the Administrator at any time.

4.2Powers of the Administrator.  Subject to the other provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(a)to determine Fair Market Value;

(b)to select the Service Providers to whom Awards may be granted;

(c)to determine the number of Shares to be covered by each Award;

(d)to approve forms of Award Agreements for use under the Plan;

(e)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award.  Such terms and conditions include, but are not limited to, the Exercise Price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(f)to construe and interpret the terms of the Plan and Awards;

(g)to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(h)to modify or amend each Award, including, but not limited to, the discretionary authority to accelerate the vesting of Awards, to extend the post-termination exercisability period of Awards, and to extend the term of an Option (subject to the maximum term permitted under the Plan);

(i)to allow Participants to satisfy Tax Obligations in such manner as prescribed in Section 16;

(j)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(k)to allow a Participant, in compliance with Applicable Laws including, but not limited to, Section 409A, to defer the receipt of the payment of cash or the issuance of Shares that would otherwise be due to such Participant under an Award; and

(l)to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (i) restrictions under an insider trading policy, (ii) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (iii) requirements for holding Shares in order to comply with Share ownership policies or guidelines adopted by the Company from time to time;

(m)to require that the Participant’s rights, payments and benefits with respect to an Award (including amounts received upon the settlement or exercise of an Award) will  be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award, as may be specified in an Award Agreement at the time of grant, or later if (i) Applicable Laws require the Company to adopt a policy requiring such reduction, cancellation, forfeiture or recoupment, or (ii) pursuant to an amendment of an outstanding Award; and

(n)to make all other determinations deemed necessary or advisable for administering the Plan.

4.3Binding Effect of Administrator’s Decisions.  The Administrator’s decisions, determinations and interpretations with respect to the Plan or Awards will be final and binding on all Participants and any other holders of Awards, and will be given the maximum possible deference permitted by law.

Section 5
Limits

5.1General Share Limits.  Notwithstanding any contrary Plan provision, for so long as the Company is a “publicly held corporation” within the meaning of Section 162(m) and the deduction limitations of Section 162(m) are applicable to the Company’s Covered Employees, then, subject to adjustment as provided in Section 14, the limits specified in this Section 5.1 will apply to any grants of the following types of Awards:

5.1.1Fiscal Year Limit on Options and/or SARs.    No Participant may be granted, during any Fiscal Year, Options and/or SARs covering more than a total of 600,000 Shares; provided, however, that during the Fiscal Year in which a Participant first becomes an Employee (the “Fiscal Year of Hire”),  the Participant may be granted Options and/or SARs covering up to a total of an additional 900,000 Shares.

5.1.2Fiscal Year Limit on Full Value Awards.  No Participant may be granted, during any Fiscal Year, Full Value Awards covering more than a total of 150,000 Shares; provided, however, that during the Fiscal Year of Hire, the Participant may be granted Full Value Awards covering up to a total of an additional 50,000 Shares.

5.1.3Fiscal Year Limit on Cash-Based Awards.  The maximum amount that may be paid for all Performance Periods ending during a  Fiscal Year) with respect to Cash-Based Awards is  $10,000,000.  As an example for illustration purposes only, if a Participant has two Performance Periods that end during a single Fiscal Year (for example, an annual Performance Period and a multi-year Performance Period), the total combined amount that the Participant may be paid for those two Performance Periods is $10 million.  For this purpose, an amount that is paid to a  Participant in a Fiscal Year that is after the Fiscal Year in which the applicable Performance Period ended (for example, but not by way of limitation, early in the next Fiscal Year following certification of actual results versus the applicable Performance Goals or because it is deferred under a deferred compensation arrangement) will be considered paid for the Fiscal Year in which the applicable Performance Period ended.  To the extent permitted under Section 162(m), subsequent increases in the value of the deferred amount pursuant to the deferred compensation arrangement will not count against the limit in this Section 5.1.3.

5.1.4Fiscal Year Limit on Covered Employee Annual Incentive Awards.  The total amount that may be awarded or credited in any Fiscal Year with respect to a Covered Employee Annual Incentive Award will be determined in Section 12.

5.2Fiscal Year Limit on Outside Director Awards and Other Compensation.  No Outside Director may be granted, in any Fiscal Year, Awards (the value of which will be based on their Grant Date fair value determined in accordance with generally accepted accounting principles) which, in the aggregate, exceed $300,000, provided that such amount is increased to $450,000 in the Fiscal Year of his or her initial service as an Outside Director.  Any Awards or other compensation provided to an individual for his or her services as an Employee, or for his or her services as a

Consultant other than as an Outside Director, will be excluded for purposes of the limitations in this Section 5.2.

5.3Minimum Vesting Requirement for Full Value Awards.    No Full Value Award will vest earlier than the one (1) year anniversary of the Grant Date of such Award,  subject to the other provisions of the Plan.  Notwithstanding the foregoing, Full Value Awards that result in the issuance of an aggregate of up to five percent (5%) of the Share Authorization (as defined in Section 3.1) may be granted to Service Providers, or such outstanding Awards modified, to the extent otherwise permissible under the Plan, without regard to such one (1) year minimum vesting requirement.

5.4Incentive Stock Option Limits.

5.4.1$100,000 Limitation.  Notwithstanding any designation of an Option as an Incentive Stock Option in an Award Agreement, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of any Employer) exceeds one hundred thousand dollars ($100,000), the portion of the Options falling within such limit will be Incentive Stock Options and the excess Options will be treated as Nonqualified Stock Options.  For these purposes, Incentive Stock Options will be taken into account in the order in which they were granted.  The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

5.4.2Maximum Term.  In the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of any Employer, the term of the Incentive Stock Option will be five (5) years from its Grant Date or such shorter term as may be provided by the Administrator and set forth in the Award Agreement.

5.4.3Exercise Price.  In the case of an Incentive Stock Option granted to an Employee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the any Employer, the Exercise Price of the Option will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the Grant Date.  In the case of an Incentive Stock Option granted to any Employee other than an Employee described in immediately preceding sentence, the Exercise Price of the Option will be no less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date.

5.4.4Employee Only Eligibility.  Incentive Stock Options may be granted only to Employees.

5.5No Exchange Program Permitted.  The Administrator may not implement any Exchange Program.

Section 6
Options

6.1Grant of Options.  Subject to the limits of Section 5 and the other terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator, in its sole discretion, determines.

6.2Award Agreement.  Each Option will be evidenced by an Award Agreement that will specify the Exercise Price of the Option, the maximum term of the Option, the number of Shares covered by the Option, any conditions to exercise the Option, and such other terms and conditions of the Option as the Administrator, in its discretion, determines, provided that such terms and conditions are otherwise consistent with the terms and conditions of the Plan.  The Award Agreement also will specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

6.3Maximum Term of Option.  The maximum term of each Option will be ten (10) years from its Grant Date or such shorter term as may be provided by the Administrator and set forth in the Award Agreement, subject to Section 5.4.2.

6.4Exercise Price and Consideration.

6.4.1Exercise Price.  The Exercise Price of each Option will be determined by the Administrator and set forth in the Award Agreement; provided, however, that such Exercise Price may not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date, subject to Section 5.4.3.  Notwithstanding the foregoing, Options may be granted with an Exercise Price of less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

6.4.2Form of Consideration.  The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment.  In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant.  Such consideration may consist entirely of: (a) cash; (b) check; (c) promissory note, to the extent permitted by Applicable Laws;  (d) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price for the Shares with respect to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (e) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (f) by net exercise; (g) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (h) any combination of the foregoing methods of payment.

6.5Exercise of Option.

6.5.1Procedure for Exercise; Rights as a Stockholder.  Each Option will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.  An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (a) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (b) full payment of the Exercise Price for the Shares with respect to which the Option is exercised (including satisfaction of all Tax Obligations with respect thereto).  Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan.  Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her legal spouse.  Until such Shares are issued and delivered (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option.  The Company will issue and deliver (or cause to be issued and delivered) such Shares promptly after the Option is exercised.  No adjustment will be made for any dividend or other right for which the record date is prior to the date the Shares are issued and delivered, except as provided in Section 14.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

6.5.2Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination of Participant’s status as a Service Provider (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the termination of Participant’s status as a Service Provider, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement.

6.5.3Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of Disability (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following termination of Participant’s status as a Service Provider due to Disability, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement.

6.5.4Death of Participant.  If a Participant dies while he or she is a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of the Participant’s death (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary under the Plan, provided such beneficiary has been properly designated prior to Participant’s death in a form acceptable to the Administrator and to the extent permitted by Applicable Laws.  In the absence of such beneficiary designation (or to the extent not permitted by Applicable Laws), then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following termination of Participant’s status as a Service Provider due to death, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement.

Section 7
Restricted Stock Awards

7.1Grant of Restricted Stock Awards.  Subject to the limits of Section 5 and the other terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Stock Awards to Service Providers in such amounts as the Administrator, in its sole discretion, determines.

7.2Award Agreement.  Each Restricted Stock Award will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Restricted Shares subject to the Award, and such other terms and conditions of the Award as the Administrator, in its sole discretion, determines, provided that such terms and conditions are otherwise consistent with the terms and conditions of the Plan.  Unless the Administrator determines otherwise, the Company as escrow agent will hold the Restricted Shares until the restrictions on such Shares have lapsed.

7.3Transferability.  Except as provided in this Section 7 or the Award Agreement, Restricted Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.4Other Restrictions.  The Administrator, in its sole discretion, may impose such other restrictions on Restricted Shares as it may deem advisable or appropriate.

7.5Legend on Certificates.  The Administrator, in its sole discretion, may require that a legend be placed on any certificates representing Restricted Shares to give appropriate notice of the applicable restrictions on such Shares.

7.6Removal of Restrictions.  Except as otherwise provided in this Section 7,  Restricted Shares will be released from escrow as soon as practicable after the last day of the applicable Period of Restriction or at such other time as the Administrator may determine (including after satisfaction of all Tax Obligations with respect thereto).  Subject to vesting limitations in Section 5.3, the Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

7.7Voting Rights.  During the Period of Restriction, Service Providers holding Restricted Shares may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

7.8Dividends and Other Distributions.  During the Period of Restriction, Service Providers holding Restricted Shares will be entitled to receive any dividends and/or other distributions paid with respect to such Shares, unless the Administrator provides otherwise.  If any such dividends or distributions are paid in Shares, such Shares will be subject to the same restrictions on transferability and forfeitability as the Restricted Shares with respect to which they were paid.

7.9Section 162(m) Performance Restrictions  For purposes of qualifying grants of Restricted Stock Awards as “performance-based compensation” under Section 162(m), the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goal(s).  The Performance Goal(s) will be set by the Administrator on or before the Determination Date.  In granting Restricted Stock Awards that are intended to qualify under Section 162(m), the

Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) (e.g., in determining the Performance Goal(s)).

Section 8
Restricted Stock Units

8.1Grant of Restricted Stock Units.  Subject to the limits of Section 5 and the other terms and conditions of the Plan, the Administrator, at any time and from time, may grant Restricted Stock Units to Service Providers in such amounts as the Administrator, in its sole discretion, determines.

8.2Award Agreement.  Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the number of Restricted Stock Units, the vesting criteria of the Award, the form of payout of the Award, which, subject to Section 8.5, may be left to the discretion of the Administrator, and such other terms and conditions of the Award as the Administrator, in its sole discretion, determines, provided that such terms and conditions are otherwise consistent with the terms and conditions of the Plan.

8.3Vesting Criteria and Other Terms.  The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant.  The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued status as a Service Provider), applicable federal or state securities laws or any other basis determined by the Administrator in its sole discretion.

8.4Earning Restricted Stock Units.  Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator.  Notwithstanding the foregoing, subject to the vesting limitations in Section 5.3,  at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

8.5Form and Timing of Payment.  Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement (including after satisfaction of all Tax Obligations with respect thereto).  The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination of both.

8.6Cancellation.  On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

8.7Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m), the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goal(s).  The Performance Goal(s) will be set by the Administrator on or before the Determination Date.  In granting Restricted Stock Units which are intended to qualify under Section 162(m), the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) (e.g., in determining the Performance Goal(s)).

Section 9
Stock Appreciation Rights

9.1Grant of Stock Appreciation Rights.  Subject to the limits of Section 5 and the other terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Stock Appreciation Rights to Service Providers in such amounts as the Administrator, in its sole discretion, determines.

9.2Award Agreement.  Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the Exercise Price of the Stock Appreciation Right, the term of the Stock Appreciation Right, any conditions to exercise the Stock Appreciation Right, and such other terms and conditions of the Award as the Administrator, in its discretion, determines, provided that such terms and conditions are otherwise consistent with the terms and conditions of the Plan.

9.3Exercise Price and Other Terms.  The Exercise Price of each Stock Appreciation Right will be determined by the Administrator and set forth in the Award Agreement; provided, however, that such Exercise Price may not be less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date.   Notwithstanding the foregoing, Stock Appreciation Rights may be granted with an Exercise Price of less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

9.4Expiration of Stock Appreciation Rights.  A Stock Appreciation Right will expire on the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement.  Notwithstanding the foregoing, the rules of Section 6.3 relating to the maximum term and Section 6.5 relating to exercise also will apply to Stock Appreciation Rights.

9.5Payment of Stock Appreciation Right Amount.  Upon exercise of a Stock Appreciation Right (including satisfaction of all Tax Obligations with respect thereto), a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a)The difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times

(b)The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon any Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.  No adjustment will be made for any dividend or other right for which the record date is prior to the date the Shares, if applicable, are issued and delivered, except as provided in Section 14.

Section 10
Performance Units and Performance Shares

10.1Grant of Performance Units/Shares.  Subject to the limits of Section 5 and the other terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Performance Units and/or Performance Shares to Service Providers in such amounts as the Administrator, in its sole discretion, determines.

10.2Value of Performance Units/Shares.  Each Performance Unit will have an initial value that is established by the Administrator on or before the Grant Date.  Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the Grant Date.

10.3Performance Objectives and Other Terms.  The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Participant.  Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period and such other terms and conditions as the Administrator, in its sole discretion, determines, provided that such terms and conditions are otherwise consistent with the terms and conditions of the Plan.  The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued status as a Service Provider), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

10.4Earning of Performance Units/Shares.  After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved.  After the grant of a Performance Unit/Share, subject to the vesting limitations under Section 5.3,  the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

10.5Form and Timing of Payment of Performance Units/Shares.  Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period (including after satisfaction of all Tax Obligations with respect thereto).  The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

10.6Cancellation of Performance Units/Shares.  On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company.

10.7Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m), the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goal(s).  The Performance Goal(s) will be set by the Administrator on or before the Determination Date.  In granting Performance Units/Shares which are intended to qualify under Section 162(m), the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) (e.g., in determining the Performance Goal(s)).

Section 11
Performance-based Compensation Under Section 162(m)

11.1General.  If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Section 162(m), the provisions of this Section 11 will control over any contrary provision in the Plan; provided, however, that the Administrator in its discretion may grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) to such Participants that are based on Performance Goal(s) or other specific criteria or goals but that do not satisfy the requirements of this Section.

11.2Performance Goals.  The granting and/or vesting of Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) and may provide for a targeted level or levels of achievement (“Performance Goals”) including (a) Cash Flow; (b) Earnings; (c) Product and Operational Metrics; (d) Revenue;  and (e) Total Shareholder Return.

Any Performance Goal used may be measured (i) in absolute terms, (ii) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (iii) in relative terms (including, but not limited to, as compared to results for other periods of time, against other objective metrics, and/or against another company, companies or an index or indices), (iv) with respect to equity, assets or human resources of the Company, (including, for example, on a per-share or per-capita basis), (v) against the performance of the Company as a whole or a specific business unit(s) (including acquired business units), business segment(s) or product(s) of the Company, (vi) on a pre-tax or after-tax basis, and/or (vii) on a GAAP (generally accepted accounting principles) or non-GAAP basis.  For example, but not by way of limitation, the Administrator could determine that Restricted Stock Units will be earned for a Performance Period for the achievement of goals for Earnings calculated before interest, taxes, depreciation and amortization.  As another example, the Administrator could determine that Restricted Stock Units will be earned for a Performance Period for the achievement of goals for Earnings divided by the number of Shares that are outstanding (in other words, Earnings per Share).

Performance Goals may differ from Participant to Participant and from Award to Award.  Prior to the Determination Date, the Administrator, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants.  As determined in the discretion of the Administrator prior to the Determination Date, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with GAAP, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results

11.3Procedures.  To the extent necessary to comply with the performance-based compensation provisions of Section 162(m), with respect to any Award granted subject to Performance Goal(s), within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Section 162(m)), the Administrator will, in writing, (a) designate one or more Participants to whom an Award will be made, (b) select the Performance Goal(s) applicable to the Performance Period, (c) establish the Performance Goal(s), and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Goal(s) and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period.  Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goal(s) have been achieved for such Performance Period.  In determining the amounts earned by a Participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the

Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period.  A Participant will be eligible to receive payment pursuant to an Award for a Performance Period only if the Performance Goal(s) for such period are achieved (and all Tax Obligations with respect thereto are satisfied).

11.4Additional Limitations.  Notwithstanding any other provision of the Plan, any Award that is granted to a Participant and is intended to constitute qualified performance based compensation under Section 162(m) will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m), and the Plan will be deemed amended to the extent necessary to conform to such requirements.

Section 12
Covered Employee Annual Incentive Awards

12.1Establishment of Incentive Pool.  The Committee may designate Covered Employees who are eligible to receive a monetary payment with respect to a Fiscal Year based on a percentage of an incentive pool equal to the greater of: (a) three percent (3%) of the Company’s Consolidated Operating Earnings for the Fiscal Year, (b)  two percent (2%) of the Company’s Operating Cash Flow for the Fiscal Year, or (c) five percent (5%) of the Company’s Net Income for the Fiscal Year. The Administrator will allocate an incentive pool percentage to each designated Covered Employee for each Fiscal Year.  In no event may (i) the incentive pool percentage for any one Covered Employee exceed fifty percent (50%) of the total pool, and (ii) the sum of the incentive pool percentages for all Covered Employees cannot exceed one hundred percent (100%) of the total pool.

12.2Determination of Covered Employees’ Portions.  As soon as possible after the determination of the incentive pool for a Fiscal Year, the Administrator will calculate each Covered Employee’s allocated portion of the incentive pool based upon the percentage established at the beginning of the Fiscal Year. Each Covered Employee’s incentive award then will be determined by the Administrator based on the Covered Employee’s allocated portion of the incentive pool subject to adjustment in the sole discretion of the Administrator.  In no event may the portion of the incentive pool allocated to a Covered Employee be increased in any way, including as a result of the reduction of any other Covered Employee’s allocated portion. The Administrator will retain the discretion to adjust such Awards downward.

Section 13
Cash-Based Awards and Other Stock-Based Awards

13.1Grant of Cash-Based Awards.  Subject to the limits of Section 5 and the other terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Cash-Based Awards in such amounts and upon such terms and conditions as the Administrator, in its sole discretion, determines, provided that such terms and conditions are otherwise consistent with the terms and conditions of the Plan.

13.2Grant of Other Stock-Based Awards.  Subject to the limits of Section 5 and the other terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Other Stock-Based Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and upon such terms and conditions as the

Administrator, in its sole discretion, determines, provided that such terms and conditions are otherwise consistent with the terms and conditions of the Plan.   Such Awards may involve the transfer of actual Shares to Participants, or the payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

13.3Value of Cash-Based and Other Stock-Based Awards.  Each Cash-Based Award will specify a payment amount or payment range (which may be expressed as a percentage of the Participant’s base salary, a dollar amount or a result of a formula or other matrix), as determined by the Administrator.   Each Other Stock-Based Award will be expressed in terms of Shares or units based on Shares, as determined by the Administrator. The Administrator may establish performance or vesting criteria in its discretion. If the Administrator exercises its discretion to establish such criteria, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the criteria are met.

13.4Payment of Cash-Based and Other Stock-Based Awards.  Payment, if any, with respect to a Cash-Based Award or Other Stock-Based Award, will be made in accordance with the terms of the Award, in cash or Shares as the Administrator determines.

13.5Termination.  The Administrator will determine the extent to which the Participant will have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s status as a Service Provider. Such provisions will be determined in the sole discretion of the Administrator, may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards, and may reflect distinctions based on the reasons for termination.

Section 14
Adjustments; Dissolution or Liquidation; Merger or Change in Control

14.1Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be issued under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and the numerical Share limits in Sections 3 and 5.

14.2Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant holding an outstanding Award as soon as practicable prior to the effective date of such proposed transaction.  To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

14.3Change in Control.  In the event of a Change in Control:

(a)Each then-outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without limitation, that (i) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii)  upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part upon the Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the Change in Control; (iv) (A) an Award will terminate in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the Change in Control (and, for the avoidance of doubt, if as of the date of the Change in Control the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company, without payment), or (B) an Award will be replaced with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing.  In taking any of the actions permitted under this Section 14.3, the Administrator will not be obligated to treat all Awards, all Awards held by a Participant or other holder, or all Awards of the same type, similarly.

(b)If the successor corporation does not assume or substitute for an outstanding Award or portion thereof,  as described in subsection (a)(i), and, for the avoidance of doubt, notwithstanding the minimum vesting requirement set forth in Section 5.3, (i)  the Participant will fully vest in and have the right to exercise any such outstanding Option or Stock Appreciation Right, including Shares as to which such Award would not otherwise be vested or exercisable, (ii)  all time-based vesting restrictions on any such Award will lapse, and (iii) the payout level attainable under any such Award with performance-based vesting restrictions will be deemed to have been earned as of the date of the Change in Control based on either (A) the actual level of achievement of all relevant performance criteria against the applicable “target” level(s) measured as of the date of the Change in Control, or (B) the deemed achievement of all relevant performance criteria against the applicable “target” level(s) measured as of the date of the Change in Control,  with a pro rata payout based on the number of days within the applicable Performance Period that has elapsed before the Change in Control, as determined by the Administrator, and, in each such case,  all other applicable vesting criteria and other terms and conditions of the Award will be deemed to have been satisfied, unless specifically provided otherwise in the applicable Award Agreement or other written agreement between the Participant and the Company or other Employer.  The treatment of any other Awards will be determined by the Administrator in connection with the grant thereof, as reflected in the applicable Award Agreement.  In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that such Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this Section 14.3, an Award will be considered assumed if, following the  Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit, Performance Share or Other Stock-Based Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 14.3 to the contrary, and unless otherwise provided in an Award Agreement, an Award that vests, is earned or paid out upon the satisfaction of one or more Performance Goals or other performance criteria will not be considered assumed if the Company or its successor modifies any of such goals or criteria without the Participant’s consent; provided, however, that a modification to such goals or criteria only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section to the contrary, if a payment under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement does not comply with the definition of “change in control event” for purposes of a distribution under Section 409A, then any payment of an amount that otherwise is accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.

14.4Outside Director Awards.  With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution, the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock Awards, Restricted Stock Units and Other Stock-Based Awards will lapse, and, with respect to Awards with performance-based vesting, all performance or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or other Employer.

Section 15
ADDITIONAL PROVISIONS OF AWARDS

15.1Legal Compliance Required.  In no event will Shares be issued or delivered pursuant to the exercise or settlement of an Award unless such exercise or settlement and the issuance and delivery of such Shares complies or will comply with Applicable Laws, as determined by the Administrator, with such determination subject to the further approval of counsel for the Company.

15.2Section 409A.  Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral thereof, as applicable, will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator.  The Plan and each Award Agreement is intended to meet the requirements of Section 409A, to the extent applicable, and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator.  To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A.  In no event will the Company or other Employer have any obligation under the Plan to reimburse a Participant for any taxes or other costs that may be imposed on the Participant as a result of Section 409A.

15.3Investment Representations.  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

15.4Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

15.5Forfeiture Events.  The Administrator may specify in an Award Agreement that the Participant's rights, payments, and benefits with respect to an Award will be subject to the reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of the Award.  Notwithstanding any contrary provision of the Plan, an Award will be subject to the Company's clawback policy or other compensation recoupment policy as may be established and/or amended from time to time (the “Clawback Policy”).  The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws.

15.6Leaves of Absence or Transfers Between Locations.  Unless the Administrator provides otherwise, as set forth in the applicable Award Agreement, the vesting of an Award will be suspended during any unpaid leave of absence.  A Service Provider will not cease to be an Employee or Director in the case of (a) any leave of absence approved by the Employer or (b) transfers between locations of the Company, between the Company and another Employer or between an Employer and another Employer.  For purposes of Incentive Stock Options, no leave of absence may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract.  If reemployment upon expiration of a leave of absence approved by the Employer is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonqualified Stock Option.

15.7Limited Transferability of Awards.  Unless determined otherwise by the Administrator, as set forth in the applicable Award Agreement, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.  If the Administrator makes an Award transferable, the related Award Agreement will contain such additional terms and conditions as the Administrator deems appropriates.

15.8Indemnification.  Subject to the requirements of Delaware law, each individual who is or has been a member of the Board and/or any Committee, or who is an Employee to whom authority was delegated in accordance with Section 3 (an “Indemnitee”), will be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by the Indemnitee in connection with or resulting from any claim, action, suit, or proceeding to which the Indemnitee may be a party or in which the Indemnitee may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) any and all amounts paid by the Indemnitee in settlement thereof, with the Company’s approval, or paid by the Indemnitee in satisfaction of any judgment in any such claim, action, suit, or proceeding against the Indemnitee, provided the Indemnitee gives the Company an opportunity, at its own expense, to handle and defend the same before the Indemnitee undertakes to handle and defend it on the Indemnitee’s own behalf, unless such loss, cost, liability or expense is a result of the Indemnitee’s gross negligence or willful misconduct or except as expressly provided by statute.  The foregoing right of indemnification, if any, will not be exclusive of any other rights of indemnification to which the Indemnitee may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify or hold harmless the Indemnitee.

15.9No Effect on Employment or Service.  Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Employer, nor will they interfere in any way with the Participant’s right or the right of the Employer to terminate such relationship at any time, with or without cause, to the extent permitted by law.

15.10Participation.  No Service Provider will have the right to be selected to receive an Award or, having been so selected, to be selected to receive any future Award.

Section 16
TaX WITHOLDING

16.1General Requirements.  Prior to the issuance of any Shares or cash  pursuant to an Award (or exercise thereof) or such earlier time as any Tax Obligations with respect to the Award are due, the Company and/or other Employer, as applicable, will have the power and the right to deduct or withhold, or require a Participant to remit to the Company or other Employer,  as applicable, an amount sufficient to satisfy all Tax Obligations with respect to the Award (or exercise thereof).

16.2Withholding or Remittance Arrangements.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may require or permit a Participant to satisfy such Tax Obligations, in whole or in part, by (without limitation):   (a) paying cash, check or other cash equivalents, (b) electing to have the Company (or other Employer, as applicable) withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld or remitted, or such greater amount as the Administrator may determine if such amount will not cause adverse accounting consequences,  as the Administrator determines, in its sole discretion (the “Applicable Withholding Amount”), (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the Applicable Withholding Amount,  provided that the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines, in its sole discretion, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld or remitted, (e) any other means that the Administrator, in its sole discretion, determines to both comply with Applicable Laws and to be consistent with the purposes of the Plan, or (f) any combination of the foregoing arrangements.  Unless otherwise specifically determined by the Administrator, the withholding arrangements approved by the Administrator under this Section 16.2 shall be intended to avoid the applicable Award being subject to liability accounting under ASC 718.  The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the Tax Obligations are required to be withheld or remitted.

Section 17
Amendment,  Termination and duration of plan

17.1Amendment, Suspension or Termination Authority.  Except as otherwise specified in this Section, the Company, by action of the Board (or its authorized delegate), may at any time and for any reason amend, alter, suspend or terminate the Plan, or any part thereof.  The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.  Any amendment, alteration, suspension or termination of the Plan will not impair in any material way the rights or obligations of any Participant under any Award that is outstanding as of the effective date of the Plan amendment, alteration, suspension of termination, without the written consent of the Participant.  However, a termination of the Plan will not affect the Administrator’s ability to exercise its authority under the Plan with respect to any Awards that are outstanding as of the effective date of the termination.  No Award may be granted during any period of suspension or after termination of the Plan.

17.2Duration of Plan.  The Plan is effective as of the Effective Date, and subject to Section 17, will remain in effect thereafter, provided that the Plan is ratified by an affirmative vote of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2016 Annual Meeting of Stockholders of the Company.  Notwithstanding the foregoing, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after September 13, 2026.

Section 18
LEGAL CONSTRUCTION

18.1Governing Law.  The Plan and each Award Agreement will be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might other otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.  Unless otherwise provided in the applicable Award Agreement, a Participant is deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to the Plan or the Award Agreement.

18.2Severability.  In the event any provision of the Plan is held illegal or invalid for any reason, such illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

18.3Captions.  Captions in the Plan are provided for convenience only, and will not serve as a basis for the interpretation or construction of the Plan.